Filed Pursuant To Rule 433

Registration No. 333-180974

February 18, 2014

Gold Demand Trends Full year 2013 WORLD GOLD COUNCIL Turkey +113% (Bar & Coin)
UK +10% (Jewellery) Indonesia +36% (Bar & Coin) India +11% +16% (Jewellery) (Bar & Coin) Consumer demand set a new record globally China +38% +29% (Bar & Coin) (Jewellery) US +26% (Bar & Coin) +13% (Jewellery) Thailand +75% (Bar & Coin)
Japan positive for 1st time since 2005 (Bar & Coin) Russia +5%
(Jewellery) China set a new record for jewellery, bar and coin demand of 1,065.8 tonnes, breaking 1,000 tonnes for the first time as consumers responded to lower gold prices. +1,000 tonnes Bar and coin investment was the highest on record at 1,654.1 tonnes. New records were set in a number of markets. Jewellery demand for 2013 was back up to almost 2008 (pre-crisis) levels, at 2,209.5 tonnes.
Jewellery demand 2008 2013

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